
                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                (UNAUDITED)
                      (Millions, except share data)
                                                  2000             1999
                                               -----------     -----------
Basic Earnings Per Common Share

Income before extraordinary item               $     162.8     $     227.9
Less dividends on preferred shares                              (     34.8)
                                               -----------     -----------
Income available to common stockholders
 before extraordinary item                     $     162.8     $     193.1
Extraordinary item                                   (19.8)
                                               -----------     -----------
Net income available to common stockholders    $     143.0     $     193.1
                                               ===========     ===========

Weighted average shares                        311,837,691     268,425,000
                                               ===========     ===========
Basic earnings per share
 Before extraordinary item                     $       .52     $       .72
 Extraordinary item                                   (.06)
                                               -----------     -----------
   Total                                       $       .46     $       .72
                                               ===========     ===========

Diluted Earnings Per Common Share

Income available to common stockholders
 before extraordinary item                     $     162.8     $     193.1
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible
  Notes due 2006, net of tax                            -               .3
                                               -----------     -----------
Income available to common stockholders
 plus assumed conversions before
 extraordinary item                                  162.8           193.4

Extraordinary item                                   (19.8)
                                               -----------     -----------
Net income available to common stockholders    $     143.0     $     193.4
                                               ===========     ===========

Weighted average shares                        311,837,691     268,425,000
Plus incremental shares from assumed
  conversions
  Employee stock plans                           5,212,717      10,447,720
  8 1/4% Convertible Notes due 2006                              1,635,709
  Preferred stock                                                1,321,571
                                               -----------     -----------
Adjusted weighted average shares               317,050,408     281,830,000
                                               ===========     ===========
Diluted earnings per share                     $               $
  Before extraordinary item                            .51             .69
  Extraordinary item                                  (.06)
                                               -----------     -----------
     Total                                     $       .45     $       .69
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                                      36,845,825